Exhibit 10.10

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of September 10, 2003, is entered into by and between H.B. Fuller Company, a Minnesota corporation (the “Company”), and Jose Miguel Fuster (the “Executive”).

WHEREAS, the Company believes employment of the Executive, on the terms and conditions hereinafter set forth, is important for the continued success of the Company; and

WHEREAS, the Executive has agreed to serve the Company on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises, and of the mutual covenants and agreements herein contained, the receipt and sufficiency of which is acknowledged, the parties hereby agree as follows:

1.	Employment. The Company hereby agrees to employ Executive, and Executive agrees to be employed by the Company, upon the terms and conditions set forth below.

2.	Position and Responsibilities. Executive shall serve as Group President, Latin America for the Company, and shall render services to the Company as shall from time to time be assigned to him by the Company. During the period of his employment with the Company, Executive shall devote substantially all of his business time, attention, skill and efforts to the faithful performance of his duties.

3.	Term. The term of Executive’s employment under this Agreement shall commence on January 1, 2004 and shall continue, unless earlier terminated under Section 9 of this Agreement, for a period of two years ending December 31, 2005. The term of employment under this Agreement may be extended only by written agreement of both parties. Except as otherwise provided herein, this Agreement will terminate upon termination of Executive’s employment with the Company.

4.	Compensation. For all services rendered by Executive in any capacity during his employment under this Agreement including, without limitation, services as an officer or member of any committee, the Company shall pay to Executive an annual base salary of $266,586.00, which shall be paid in equal semi-monthly installments. In addition, Executive shall be eligible for merit increases to base salary under the Company’s talent assessment process, and the Executive shall be provided annual incentive bonus opportunities based upon achieving certain performance targets as annually described and delivered by the Company. Any amounts to which Executive is entitled as compensation, bonus, or any other form of compensation, shall be subject to usual deduction for appropriate U.S. federal, state and local tax obligations of Executive. However, the Company agrees to reimburse Executive for any local payroll or social taxes that Executive incurs in order to be employed by the Company in Costa Rica.

5.	Benefits. During the term of his employment under this Agreement, Executive shall be entitled to participate in all U.S. employee benefit and welfare programs for which Executive otherwise qualifies, and to receive fringe benefits that are available to the Company’s similarly situated executive personnel. Executive understands and agrees, however, that his eligibility for benefits under any Company benefit plan are governed and determined by the rules of said plans, as they may exist from time to time.

6.

Confidential Information. Executive agrees that, from and after the date of this Agreement, all the information, facts, or occurrences relating to formulas, processes, customer lists, computer user identifiers and passwords, and all purchasing, engineering, accounting, marketing, and other information, not generally known and proprietary to the Company or its affiliated companies, relating to research, development, manufacturing, marketing or sale of products shall be and are hereby deemed to be confidential information (“Confidential Information”). Executive agrees, from and after the date of this Agreement, not to use or disclose any Confidential Information at any time during or after Executive’s employment by Company, except in the performance of Executive’s duties on behalf of the Company, or by written consent of the Company or as may be required by law or court process. Upon termination of Executive’s employment, for any reason, Executive agrees that all Confidential Information, including all copies, excerpts and summaries in Executive’s possession or control, as well as all other Company property, shall be immediately returned to the Company.

7.	Non-Competition. Executive agrees that during the term of his employment by the Company, and for a period of two years following termination of that Employment, for any reason, Executive will not serve, directly or indirectly (individually or as an officer, director, employee, consultant, partner or co-venturer, or as a stockholder or other proprietor owning a beneficial interest of more than five percent (5%)) in any enterprise which is competitive in any manner with any business at the time carried on by the Company or any of its affiliates companies, without the written consent of the Company. This means, by way of illustration but not limitation, that Executive will not sell or solicit orders for any “Conflicting Product” to or from any customer whose account Executive supervised or serviced for the Company or any of its affiliated companies, and that Executive will not serve any organization or person engaged in the development, production or sale of a “Conflicting Product.” For the purposes of this illustration, “Conflicting Product” means any product, process, equipment, concept or service (in existence or under development) of any person or organization which resembles or competes with a product, process, equipment, concept or service upon which Executive may have worked or concerning which Executive acquired Confidential Information at any time through Executive’s work with the Company or any of its affiliates companies.

8.	Non-Solicitation. Executive agrees that during the term of his employment by the Company, and for a period of two years following termination of that Employment, for any reason, Executive will not induce, attempt to induce, or in any way assist or act in concert with any other person or organization in inducing or attempting to induce any employee or agent of the Company or any of the Company’s affiliated companies, to terminate such employee or agent’s relationship with the Company or the affiliated company, as the case may be. During such period of time, Executive agrees that he will not make any offers of employment or assist or act in concert with any other person or organization in making offers of employment to any person who, at the time of such offer, is currently in an employment or agency relationship with the Company or any of the Company’s affiliated companies.

9.	Termination of Employment. Subject to the following conditions, Executive’s employment may be terminated at any time.

A.	In the event Executive’s employment is terminated by any one of the following methods, Executive’s rights, if any, to continued compensation from the Company or any Company affiliate, shall cease as of the date of such termination:

i.	Executive voluntarily resigns or retires.

ii.	The Company terminates Executive’s employment for “Cause.” “Cause” shall mean gross violation of working rules or gross misconduct (which shall include, but not be limited to, a breach of Executive’s obligations under Section 2, 6, 7 or 8 of this Agreement).

iii.	Executive’s death.

iv.	A Change in Control as defined in any Change in Control Agreement between Executive and the Company.

Executive expressly agrees that termination of his employment by expiration of the term of this Agreement shall constitute, for all purposes, Executive’s voluntary resignation or retirement.

B.	In the event Executive’s employment is terminated by the Company, prior to expiration of its term hereunder, for any reason other than for “Cause” as defined above, Executive shall be entitled to receive from the Company:

i.	His salary, at the rate on the date of termination, for the remaining balance of the term of this Agreement as if it had not been terminated prior to normal expiration. This sum may, at the Company’s option, be paid in one lump sum; and

ii.	Any bonuses earned and payable at the date of termination.

Eligibility for, and payment of, all long or short term incentives, including but not limited to, bonuses, stock options, performance units, restricted stock, and restricted stock units, will be in accordance with the terms and conditions of the applicable plan, award and/or plan design.

C.	In the event Executive’s employment is terminated by one of the following methods, the Company will, upon request and in accordance with the Company’s then-current travel policy, pay the reasonable costs to transport the Executive, his immediate family, and his ordinary and customary household goods, from Costa Rica to the United States of America:

i.	Expiration of the term of this Agreement.

ii.	The Company terminates Executive’s employment, prior to expiration of its term hereunder, for any reason other than for “Cause” as defined above.

iii.	Executive’s death.

10.	Severance Pay. Executive acknowledges and agrees that the terms of this Agreement (including Executive’s rights to payment under Section 9(B) above) are sufficiently beneficial to Executive to replace any right or claim to any severance payment. Accordingly, Executive expressly waives, forfeits, releases and abandons any right or claim he may have, or hereafter obtain, for any severance payments from any source, including, but not limited to, any right or claim arising by operation of law, or pursuant to any plan or policy of the Company or any Company affiliate.

11.	Continuing Obligations. Executive and the Company agree that the provisions of Sections 6, 7, 8, 9, 10, 12 and 13 shall survive termination of this Agreement.

12.	Jurisdiction and Venue. This Agreement, as well as all issues arising out of Executive’s employment or the cessation thereof, shall be governed by the laws of the State of Minnesota and Executive hereby consents to the jurisdiction and venue of the courts of the State of Minnesota for the resolution of any disputes arising out of, or related to, this Agreement, his employment or the cessation thereof, including breach and formation (fraud), to the exclusion of any other courts.

13.	Remedies. Executive acknowledges that the provisions of this Agreement are reasonable and necessary for the protection of the Company and that Executive’s violation of this Agreement will cause the Company irreparable harm for which it will be entitled to temporary and permanent injunctive relief, money damages insofar as they can be determined and all related costs and reasonable attorneys fees.

14.	Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. This Agreement is a personal employment agreement, and the rights, obligations and interests of the Executive hereunder may not be sold, assigned or transferred by the Executive.

15.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement shall remain in full force and shall in no way be impaired.

16.

Integration and Modification. This Agreement represents the entire agreement between Executive and anyone who has or obtains any legal rights or claims through the Executive, and the Company with respect to the subject matter covered herein. It replaces any other oral or written agreements, representations, promises or discussions between Executive and the Company with respect to the subject matter covered herein. This Agreement may not be changed verbally. To be valid, any waiver or modification must be in writing and signed by both parties. This Agreement may be executed in any number of counterparts, which, taken together, shall constitute but one Agreement. A copy of this Agreement is as valid as the original. It is expressly understood and agreed, however, that nothing herein shall be construed to waive any rights or obligations set forth in any of the following Agreements between Executive and Company, or other agreements that the parties may enter into from time to time, which shall remain in full force and effect according to their respective terms:

(1)	Any Award Agreement under any H.B. Fuller Company Performance Unit Plan;

(2)	Any Restricted Stock or Stock Incentive Agreement;

(3)	Any Non-Qualified Stock Option Agreement;

(4)	Any Change in Control Agreement;

(5)	Any Confidentiality, Non-Compete, Non-Disparagement and Non-Solicitation Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

H.B. FULLER COMPANY

By:	/s/ Patricia L. Jones	/s/ Jose Miguel Fuster
Jose Miguel Fuster
Its:	Chief Administrative Officer

EMPLOYMENT AGREEMENT AMENDMENT

The Employment Agreement (the “Agreement”), dated as of September 10, 2003, by and between H.B. Fuller Company, a Minnesota corporation (the “Company”), and Jose Miguel Fuster (the “Executive”), is hereby amended as follows.

The term of Executive’s employment under this Agreement shall be extended from December 31, 2005 to January 3, 2006.

All other terms and conditions shall remain unchanged.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

H.B. FULLER COMPANY

By:	/s/ Michele Volpi	/s/ Jose Miguel Fuster
Jose Miguel Fuster
Its:	Group President, Global Adhesives